Exhibit 23.2

KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721 KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Auditors We consent to the use of our report dated March 5, 2025, with respect to the financial statements of Fulton Seafood Market, LLC, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus. /s/ KPMG LLP Dallas, Texas March 9, 2026 Exhibit 23.2